Filed Pursuant to Rule 433

Registration Nos. 333-208463 and 333-208463-01

** FULL Px DETS ** $537.162mm WFNMT 2019-A (Retail Cards)

$537.162mm World Financial Network Credit Card Master Note Trust (WFNMT) 2019-A (Retail Cards)

Jt-Leads : RBC (str), CIBC, Mizuho, SunTrust

Co-Mgrs : BNP, JPM, USBank, Wells Fargo

CLS	$AMT(MM)	WAL	S/F/D	E.FNL	L.FNL	SPRD	YLD%	CPN%	$Px
A	500.000	2.99	AAA/AAA/AAA	02/15/22	12/15/25	iSwp+ 58	3.169	3.14	99.97591
M	37.162	2.99	AA/AA/AA	02/15/22	12/15/25	iSwp+105	3.639	3.61	99.99447

Expected Pricing : *Priced* Expected Settle : 02/20/19 First Payment : 04/15/19 Expected Ratings : S/F/D Bill & Deliver : RBC	Registration : Public / SEC Registered ERISA Eligible : Yes Min Denoms : $1k x $1k

Class A CUSIP : 981464 HA1

ISIN : US981464HA19

Class M CUSIP : 981464 GZ7

ISIN : US981464GZ78

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.